EXHIBIT 10.6.5

                        OPTION AGREEMENT


     THIS AGREEMENT is entered into by and between Multimedia
Entertainment, Inc. ("Multimedia") and Phillip J. Donahue
("Donahue").

     WHEREAS, by 1994 Amendment to Contract for Services, Multi-
media agreed to offer Donahue the right to buy a     [DELETION*]
       interest in the equity of The Talk Channel, now known as "NewsTalk Television", (referred to herein as the "NewsTalk
Channel" or the "Channel")               [DELETION*]
                   ; and

     WHEREAS, such rights are made contingent upon the submission by Multimedia of a term sheet and are further conditioned as follows:

     Such rights shall expire if written notice of Donahue's intent to exercise such option shall not be given within thirty (30) days following the submission of a term sheet setting forth the terms offered other poten-tial investors.
                         [DELETION*]


and

     WHEREAS, Multimedia has suspended its efforts to secure other investors for the NewsTalk Channel and has not conveyed its assets or business to a separate legal entity, however, Multime-dia has agreed with Donahue to eliminate the above quoted contin-gency and conditions and in lieu thereof to grant to Donahue an
unconditional option to acquire a     [DELETION*]       equity
interest in the NewsTalk Channel at such time as the assets and business of the NewsTalk Channel shall be conveyed and trans-ferred to a separate legal entity, including an interest in any earlier sale or disposition of the NewsTalk Channel as hereinaf-ter provided.

     NOW, THEREFORE, it is agreed that:

     1. In lieu of the above quoted provisions of the 1994 Amendment to the contract for services between the parties,
Multimedia grants to Donahue, an option to buy a     [DELETION*]
        equity interest in the assets and business of the NewsTalk Channel when and if such assets and business are placed in a separate legal entity and, in connection therewith, it is agreed that:

          a. Multimedia agrees that, unless the NewsTalk Chan-nel is earlier sold or disposed of, it will place

* The deleted material is deemed confidential commercial or financial information by Multimedia, Inc. and has been filed separately with the United States Securities and Exchange Commission.

               the assets and business of the Channel in a sepa-
               rate legal entity no later than   [DELETION*]   .

          b. Multimedia shall retain complete discretion as to the type and all terms and provisions of the legal entity which may be formed to own and operate the NewsTalk Channel. Upon such transfer, all tangi-ble and intangible assets of Multimedia being used directly in the business of the Channel, and all licenses, leases and contracts directly used in the business of the Channel will be transferred to such legal entity. All liabilities of the Channel at such time will be transferred to and assumed by such legal entity, provided that Donahue shall not be required to assume personal responsibility for any such liability.

     2. In the event that Multimedia sells or disposes of the Channel prior to the establishment of a separate legal entity as aforesaid, then Donahue shall be entitled to receive [DELETION*]
        of the net proceeds to Multimedia of any such sale or disposition, so as to give Donahue the same economic benefits from any such sale or disposition, as he would have received had he been a ** equity owner, provided, that if the Channel is disposed for consideration other than cash, then Multimedia reserves the right to pay Donahue cash, in an amount agreed to by the parties as equivalent to the value of the property Donahue otherwise would have received, in satisfaction and cancellation of Donahue's rights under this Agreement. If for any reason the parties shall be unable to reach agreement on such amount, the amount shall be determined by arbitration pursuant to the rules and regulations of the American Arbitration Association and by a single arbitrator appointed by such association.

     3.   Donahue agrees to pay Multimedia, as the purchase price
of the ** equity interest in The Newstalk Channel, an aggregate
of $ [DELETION*]    , payable within 30 days of notice to Donahue that
the Newstalk Channel has been placed in a separate legal entity, pursuant to Section 1 above or that Multimedia has agreed to sell or dispose of The Newstalk Channel pursuant to Section 2 above.
In the event that the capital requirements of the Channel exceed
$ [DELETION*] , then Donahue will be required to pay ** of such excess, within 30 days of call by Multimedia or by the separate legal entity then conducting the business of the Channel, in order to maintain his right to a ** equity interest as provided in 1 and 2 above; however, if Donahue elects not to pay ** of such excess, then Donahue's right to an equity interest shall be reduced or diluted accordingly. If at the time of a sale or disposition of the Channel by Multimedia, Donahue has not paid the full amounts for which he is obligated under this Section 3, then any unpaid amounts shall be charged against Donahue's share of the amount resulting from of such sale or disposition.


* The deleted material is deemed confidential commercial or financial information by Multimedia, Inc. and has been filed separately with the United States Securities and Exchange Commission.
**  [DELETION*]                      2

     4. This Agreement shall not constitute a partnership between the parties. Donahue shall not be allocated, for income tax purposes, any part of the income, loss, or other income tax items of the Channel's business, unless and until a separate legal entity is formed and a direct equity interest in such entity transferred to Donahue.

     5. Until Multimedia places the assets and business of the Channel in a separate legal entity, all net revenues of the Channel, if any, shall be used for the capital requirements of the Channel and no distribution of net revenues shall be made to Multimedia or to Donahue.

     6. Until the assets of The Newstalk Channel have been placed in a separate legal entity and Donahue purchases a ** equity interest in such entity, this Agreement shall survive any sale, merger, consolidation, or any other business combination involving Multimedia and shall be fully assignable by Multimedia in connection therewith. Donahue shall not be entitled to assign the option or other rights granted to him hereunder prior to the purchase of an equity interest in such separate legal entity except with Multimedia's written consent, which consent shall not unreasonably be withheld.

     7. The terms of this Agreement shall supersede Section 5 of the parties' 1994 Amendment to Contract for Services and such Section shall have no further force or effect.

     IN WITNESS WHEREOF, this Agreement is executed this 3RD  day
of       MAY       , 1995.

                              Multimedia Entertainment, Inc.


                              By:/s/Robert E. Hamby, Jr.
                                 -------------------------------


                              /s/ Phillip J. Donahue
                              ----------------------------------
                              Phillip J. Donahue







* The deleted material is deemed confidential commercial or financial information by Multimedia, Inc. and has been filed separately with the United States Securities and Exchange Commission.
**  [DELETION*]                     3